SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 13G

Amendment No. 1

Under the Securities Exchange Act of 1934

PNV, INC.

(Name of Issuer)

Common Stock, $0.01 Par Value

(Title of Class of Securities)

69348A103

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 69348A103

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

C. G. GREFENSTETTE AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 685,217 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

685,217 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

685,217

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

4.53%

12 Type of Reporting Person

IN


CUSIP NO. 69348A103

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 685,217 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

685,217 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

685,217

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

4.53%

12 Type of Reporting Person

IN


CUSIP NO. 69348A103

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

ELSIE HILLIARD HILLMAN AS A TRUSTEE

I.D. ####-##-####

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

U.S.

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 685,217 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

685,217 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

685,217

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

4.53%

12 Type of Reporting Person

IN


CUSIP NO. 69348A103

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND

C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN

TRUST U/A DATED NOVEMBER 18, 1985 I.D.# 18-2145466

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 685,217 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

685,217 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

685,217

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

4.53%

12 Type of Reporting Person

OO


CUSIP NO. 69348A103

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

THE HILLMAN COMPANY I.D.# 25-1011286

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Pennsylvania

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 685,217

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

685,217

9 Aggregate Amount Beneficially Owned by Each Reporting Person

685,217

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

4.53%

12 Type of Reporting Person

CO


CUSIP NO. 69348A103

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

WILMINGTON INVESTMENTS, INC. I.D.# 51-0344688

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares

Beneficially

Owned by 6 Shared Voting Power

Each 685,217 (See Item(4)(a))

Reporting

Person 7 Sole Dispositive Power

With

8 Shared Dispositive Power

685,217 (See Item (4)(a))

9 Aggregate Amount Beneficially Owned by Each Reporting Person

685,217

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

4.53%

12 Type of Reporting Person

CO


CUSIP NO. 69348A103

1 Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

JULIET CHALLENGER, INC. I.D.# 51-0256786

2 Check the Appropriate Box if Member of a Group (a) [ X ]

(b) [ ]

3 SEC Use Only

4 Citizenship of Place of Organization

Delaware

Number of 5 Sole Voting Power

Shares 685,217 (See Item(4)(a))

Beneficially

Owned by 6 Shared Voting Power

Each

Reporting

Person 7 Sole Dispositive Power

With 685,217 (See Item (4)(a))

8 Shared Dispositive Power

9 Aggregate Amount Beneficially Owned by Each Reporting Person

685,217

10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

11 Percent of Class Represented by Amount in Row (9)

4.53%

12 Type of Reporting Person

CO


Item 1(a) Name of Issuer

PNV, Inc.

Item 1(b) Address of Issuer's Principal Executive Office:

11711 NW 39th Street

Coral Springs, Florida 33065

Item 2(a) Name of Person Filing:

(i) Juliet Challenger, Inc., a wholly-owned subsidiary of Wilmington

Investments, Inc.

(ii) Wilmington Investments, Inc., a wholly-owned subsidiary of The

Hillman Company.

(iii) The Hillman Company, a corporation controlled by the HLH Trust.

(iv) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette,

Trustees of the Henry L. Hillman Trust U/A dated November 18,

1985 (the "HLH Trust").

(v) Elsie Hilliard Hillman

(vi) Henry L. Hillman

(vii) Thomas G. Bigley

(viii) C. G. Grefenstette

Item 2(b) Address of the Principal Business Office:

Juliet Challenger, Inc. and Wilmington Investments, Inc.

824 Market Street, Suite 900

Wilmington, Delaware 19801

The Hillman Companyand the HLH Trust

1900 Grant Building

Pittsburgh, Pennsylvania 15219

Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette

2000 Grant Building

Pittsburgh, Pennsylvania 15219

Item 2(c) Citizenship:

Juliet Challenger, Inc. and Wilmington Investments, Inc. are Delaware corporations.

The Hillman Company is a Pennsylvania corporation.

The HLH Trust is a Pennsylvania trust.

C. G. Grefenstette, Henry L. Hillman and Elsie Hilliard Hillman

are U.S. citizens.

Item 2(d) Title of Class of Securities:

Common Stock, $.01 Par Value

Item 2(e) CUSIP Number

69348A103

Item 3 Not Applicable

Item 4 Ownership:

(a) Amount Beneficially Owned:

685,217 shares of Common Stock are owned of record and

beneficially by Juliet Challenger, Inc. which is a wholly- owned subsidiary of Wilmington Investments, Inc.

Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

(b) Percent of Class

4.53%

(c) Number of Shares as to which such person has:

(i) sole power to vote or direct the vote

(ii) shared power to vote or to direct the vote

685,217

(See Item (4)(a))

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

685,217

(See Item (4)(a))

Item 5 Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired

the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8 Identification and Classification of Members of the Group:

Not Applicable

Item 9 Notice of Dissolution of Group:

Not Applicable

Item 10 Certification:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JULIET CHALLENGER, INC.

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

WILMINGTON INVESTMENTS, INC.

/s/ Andrew H. McQuarrie

By _________________________________________

Andrew H. McQuarrie, Vice President

THE HILLMAN COMPANY

/s/ Lawrence M. Wagner

By _________________________________________

Lawrence M. Wagner, President

HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN

AND C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

/s/ C. G. Grefenstette

_____________________________________________

C. G. Grefenstette, Trustee

/s/ C. G. Grefenstette

____________________________________________

C. G. Grefenstette,

/s/ Henry L. Hillman

____________________________________________

Henry L. Hillman

/s/ Elsie Hilliard Hillman

____________________________________________

Elsie Hilliard Hillman, Trustee

February 14, 2001

Date